Exhibit 99.1

Talecris Biotherapeutics Announces Jury Verdict in Contract Dispute

RESEARCH TRIANGLE PARK, N.C., Dec. 14, 2010 /PRNewswire via COMTEX/ — Talecris Biotherapeutics Holdings Inc. (Nasdaq: TLCR) announced that a jury in the General Court of Justice, Superior Court Division, Wake County, North Carolina, rendered a verdict on December 13, 2010 in the amount of $37 million in favor of Plasma Centers of America, LLC, against its subsidiary, Talecris Plasma Resources, Inc., in a breach of contract claim.

Talecris had a three year Plasma Sale/Purchase Agreement with Plasma Centers of America under which Talecris was required to purchase plasma from plasma collection centers built by Plasma Centers of America and approved by Talecris.  Under the terms of the agreement, Talecris had a conditional obligation to purchase the centers for a sum determined by a formula set forth in the agreement.  Talecris provided approximately $4 million (excluding accrued interest) in financing related to the development of such centers and advanced payments for unlicensed plasma.

In August 2008, Talecris notified Plasma Centers of America that they were in breach of a Plasma Sale/Purchase Agreement.  Talecris terminated the agreement in September 2008.  In November 2008, Talecris filed suit in federal court in Raleigh, North Carolina against the G&M Crandall Limited Family Partnership and its individual partners as guarantors of obligations of Plasma Centers of America.  Plasma Centers of America filed a parallel state action in January 2009, alleging breach of contract by Talecris.

Talecris is evaluating its response to this verdict, including appeal.

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics (Nasdaq: TLCR) is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology and hemostasis. (http://www.talecris.com/)

Cautionary statement regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about our beliefs regarding the nature of the jury verdict, our rights as a result of this verdict, and the impact financial or otherwise of this verdict. Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties. You are cautioned not to place undue reliance on forward-looking statements. Although we believe that the forward-looking statements contained in this press release are reasonable, there is no assurance that expectations will be fulfilled.

The following factors, among others, could cause actual results to differ materially from those expressed or implied in forward-looking statements: the risk that we do not succeed in any appeal or other action to mitigate the impact of this verdict, the effect of this verdict on other parties with which we have disputes, the impact of the verdict on our customers and suppliers. Additional information about factors that could affect our business and financial results is contained in our annual report on Form 10-K for the year ended December 31, 2009 and our other filings with the Securities and Exchange Commission. We undertake no duty to update any forward-looking statement.

Contact:

Becky Levine

919.316.6316

becky.levine@talecris.com